Exhibit (2)

                                The Chase Manhattan Bank, N.A.
                                    1 Chase Manhattan Plaza
                                   New York, New York  10081


                May 5, 1994








KTM Holdings Corp.
c/o American Securities Capital Partners, L.P.
122 East 42nd Street
24th Floor
New York, NY  10168-0002

Attention:  Mr. Michael G. Fisch

Re: Acquisition Financing for:  Ketema, Inc.


Ladies and Gentlemen:

You have advised The Chase Manhattan Bank, N.A. (the "Bank"; together with its affiliates, "Chase") that affiliates of American Securities Capital Partners, L.P. ("Amseco") propose to acquire (the
"Acquisition") Ketema, Inc. ("Ketema") through a transaction in which a wholly-owned subsidiary (the
"Borrower") of KTM Holdings Corp. ("KTM"), a special purpose corporation wholly-owned by affiliates of Amseco, would be merged with and into Ketema, Inc. (the "Merger"). Following the Merger, KTM will own 100% of the capital stock of Ketema.

You have requested that senior acquisition financing of up to $45,000,000 ("Senior Facilities") be made available to the Borrower to provide financing for the Acquisition and certain related purposes.

The Bank is pleased to commit to provide the full amount of the Senior Facilities, all subject to the terms and conditions set forth herein, in the Senior Facilities Term Sheet annexed hereto and in the letter of even date herewith addressed by Chase to you relating to certain fees (the "Fee Letter").
Chase reserves the right to syndicate all or a portion of the Senior Facilities to a group of banks and/or other financial institutions acceptable to Chase (including the Bank, the "Lenders") and to you
(with your consent not to be unreasonably withheld). As reflected in the Senior Facilities Term Sheet,
Chase reserves the right to structure the Term Loan Facility portion of the Senior Facilities as a single tranche term loan or as a two tranche term loan facility. The terms of the Senior Facilities will differ, as reflected in the Senior Facilities Term Sheet, depending on which structure Chase selects.

Chase may terminate its obligations under the preceding paragraph to arrange and provide the Senior Facilities if: (i) the terms of the proposed transaction described herein are changed in any respect reasonably determined by Chase to be material, (ii) any information submitted to Chase is inaccurate, incomplete or misleading in any respect reasonably determined by Chase to be material,
(iii) any change occurs, or any additional information is disclosed to or discovered by Chase, which Chase deems materially adverse in respect of the Borrower's or Ketema's condition (financial or otherwise), business, operations, results of operations, assets, nature of assets or liabilities, (iv) any of the fees provided for in the Fee Letter are not paid or delivered when due, (v) a material adverse change has occurred in the financial markets generally after the date of delivery of this letter or (vi) at the time of the syndication of the Senior Facilities, the loan syndication market is not clear of competing transactions sponsored by, or on behalf of, Ketema or Amseco.

By the acceptance below by each of KTM and Amseco, each of KTM and Amseco hereby jointly and severally agrees to indemnify and hold harmless each of Chase and the other Lenders and each director, officer, employee agent and affiliate thereof (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and expenses that arise out of, result from or in any way relate to this letter, the Senior Facilities Term Sheet or the Fee Letter, the Acquisition or the other transactions contemplated hereby or the syndication of the Senior Facilities, and to reimburse each indemnified person, upon its demand, for any legal or other expenses incurred in connection with investigating, defending or participating in any such action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent determined by final judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence or willful misconduct of such person. Neither Chase nor any other Lender shall be responsible or liable to the Borrower, KTM, Amseco, Ketema, or any other person for any consequential damages which may be alleged as a result of this letter or any other transaction referred to herein. In addition, each of KTM and Amseco hereby agrees to reimburse Chase from time to time upon demand for Chase's reasonable out-of-pocket costs and expenses (including, without limitation, legal fees and expenses, appraisal and audit fees, and printing, reproduction and document delivery costs) incurred in connection with the syndication of the Senior Facilities and the preparation, review, negotiation, execution and delivery of this letter, the Senior Facilities Term Sheet, the Fee Letter, the definitive financing agreements and the other documents relating to the Senior Facilities and / or the Acquisition. The obligations of KTM and Amseco under this paragraph shall survive any termination of this letter and shall be effective regardless of whether the definitive financing agreements are executed, provided that the obligations of Amseco under this paragraph shall terminate on the date of the incurrence of the initial loans under the Senior Facilities.

This letter is delivered to you upon the condition that, prior to your acceptance of this offer, neither the existence of this letter, the Senior Facilities Term Sheet nor any of their contents shall be disclosed by you except (i) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law and (ii) on a confidential and "need to know" basis, to your directors, officers, employees, advisors and agents. In no event shall you show the Fee Letter or its contents thereof to anyone except (i) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law and
(ii) on a confidential and "need to
know" basis, to your directors, officers, employees, advisors and agents.

In accordance with market practice, an Information Package containing certain relevant information about the Borrower, KTM, Amseco, and Ketema will be provided, on a strictly confidential basis, to potential Lenders and participants consented to by you (such consent not to be unreasonably withheld). Chase shall be pleased to assist in the preparation by you of such a package. You agree to cooperate, and to cause the management of Ketema to cooperate, with Chase in effecting the syndication of the Senior Facilities (including participating in a reasonable number of meetings with potential Lenders and participants).

You acknowledge that Chase may be providing debt financing, equity capital or other services
(including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests. Chase will not use confidential information obtained from you or any of your affiliates by virtue of the transactions contemplated by this letter or their other relationships with you and your affiliates in connection with the engagements of Chase with other companies, and Chase will not furnish any such information to such other companies. You also acknowledge that
Chase has no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you or any of your affiliates, confidential information obtained from other companies.

Chase shall have the right to review and approve all public announcements and filings relating to the Acquisition which refer to Chase or the other Lenders by name before they are made, subject to KTM's obligation to make prompt public announcements and filings under applicable securities laws.

You acknowledge that Chase may share with any of its affiliates
(including Chase Securities, Inc.) any
information relating to KTM, Amseco, the Borrower, Ketema, or any of Ketema's subsidiaries and affiliates or the contemplated transactions. The provisions of this paragraph shall survive any termination of this letter.

Chase's offer set forth in this letter will terminate at 5:00 p.m. on May 5, 1994, unless you and Amseco accept this letter and the Fee Letter at or prior to that time by (i) signing and returning to Chase counterparts of this letter and the Fee Letter and (ii) paying to Chase the Engagement Fee referred to in the Fee Letter. Chase's commitment under this letter, if accepted by you, will in any event terminate at 5:00 p.m. on October 31, 1994, if the initial borrowing under the Senior Facilities shall not have occurred on or prior to such date, provided that if such initial borrowing has not occurred by such time but by such time Ketema has mailed definitive proxy materials in respect of the Merger to its stockholders, then the time at which Chase's commitment under this letter shall terminate unless such initial borrowing shall have occurred shall be extended automatically to 5:00 p.m. on November 30, 1994 (the date on which Chase's commitment shall terminate pursuant to this sentence, the "Commitment Expiration Date").

This letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement, and this letter, the Senior Facilities Term Sheet and the Fee Letter may not be assigned by you without the prior written consent of Chase and may not be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto. This letter, the Senior Facilities Term Sheet and the Fee Letter shall be governed by and construed in accordance with the law of the State of New York.

We look forward to working with you to complete this transaction.

Very truly yours,

THE CHASE MANHATTAN BANK, N.A.

By:  /s/ Edward McNulty
     Name:  Edward McNulty
     Title:   Managing Director

DATE:  May 5, 1994



AGREED TO AND ACCEPTED:
KTM HOLDINGS CORP.


By: /s/ Michael G. Fisch
   Name:  Michael G. Fisch
   Title: Vice President


AMERICAN SECURITIES CAPITAL PARTNERS, L.P.


By:  AMERICAN SECURITIES CAPITAL PARTNERS GP CORP.,
     as General Partner

     By:  /s/ Michael G. Fisch
         Name:  Michael G. Fisch
         Title: President

                       KETEMA, INC.
               SENIOR FACILITIES TERM SHEET

          (Capitalized terms used herein and not
        defined herein have the meanings set forth in the letter (the "Commitment Letter") to which this Senior Facilities Term Sheet is annexed)

Borrower:      Prior to the Merger, a newly-formed, wholly-
               owned subsidiary of KTM; after the Merger, Ketema, as the surviving corporation of the Merger.

Agent:         The Chase Manhattan Bank, N.A.

Purpose: To provide part of the financing required to consummate the Acquisition, to refinance certain existing indebtedness of Ketema, to pay related fees, commissions and expenses, and to finance the ongoing working capital requirements of the Borrower and its subsidiaries.

Types and Amounts
of Senior Facilities:
               Term Loan Facility:
               A. Single Term Loan Facility:
                  $25,000,000 term loan facility, subject
                  to reductions as set forth below.

               OR

               B. Two Tranche Term Loan Facility:

                  Term Loan A:  $15,000,000 term loan
                  facility, subject to reductions as set
                  forth below.

                  Term Loan B:  $10,000,000 term loan
                  facility, subject to reductions as set
                  forth below.


               Revolving Credit Facility:
               $20,000,000 revolving credit facility, with a $5,000,000 sub-limit for letters of credit.

Closing Date:     The date of the initial borrowing under
                  the Senior Facilities, which shall occur on or before the Commitment Expiration
                  Date.





Final Maturity:   Term Loan Facility:

               A. Single Term Loan Facility:  7 years from
                  the Closing Date.

               B. Two Tranche Term Loan Facility:
                  Term Loan A:  5 years from the Closing
                  Date.
                  Term Loan B:  7 years from the Closing
                  Date.

               Revolving Credit Facility: 5 years from the
               Closing Date.


Amortization:     Term Loan Facility:  The term loans
                  shall be repaid in a schedule to be
                  mutually agreed upon.

               Revolving Credit Facility: The revolving credit loans shall be repaid in full at final maturity.

Availability:     Term Loan Facility:  A single drawing
                  may be made on the Closing Date, the
                  proceeds of which will be applied to
                  finance the costs of the Acquisition
                  payable on the Closing Date.

               Revolving Credit Facility: Drawings may be made at any time from the Closing Date to but excluding the Final Maturity of the Revolving Credit Facility, except that the Term Loan Facility must be fully utilized before any drawings may be made under this Facility. At no time shall the sum of the aggregate principal amount of loans outstanding under the Revolving Credit
               Facility plus the aggregate amount of
               letter of credit exposure (such sum being the "Total Utilization of Revolving Credit
               Facility") exceed the lesser of (i) the
               Revolving Credit Facility or (ii) the
               Borrowing Base referred to below, in each case as then in effect.

Borrowing Base:   An amount equal to 85% of Eligible
                  Accounts Receivable (to be defined in a
                  manner satisfactory to Agent and the
                  Borrower) plus 50% of Eligible Inventory
                  (to be defined in a manner satisfactory
                  to Agent and the Borrower).  Borrowing
                  Base advance rate percentages are
                  subject to review by Agent upon receipt
                  of the collateral review referred to
                  below.

Interest:      Base Rate and at the Borrower's option from
               the 90th day after the closing date, LIBOR loans will be available, as follows:

               A.  Base Rate Option

               Interest shall be at the Base Rate of the Agent plus the applicable interest margin, calculated on the basis of the actual number of days elapsed in a year of 360 days, payable quarterly in arrears. The
               Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, or the prime commercial lending rate of the Agent, as announced from time to time at its head office.

               Base Rate drawings shall require one
               business day's prior notice and shall be in minimum amounts of $500,000 and incremental multiples of $100,000.

               B. LIBOR

               Interest shall be determined for periods
               ("Interest Periods") of one, two (in each case subject to availability to each Lender) three or six months (as selected by the Borrower) and shall be at an annual rate equal to the London Interbank Offered
               Rate ("LIBOR") for the corresponding
               deposits of U.S. Dollars plus the
               appropriate interest margin. LIBOR will be determined by the Reference Lenders at the start of each Interest Period. Interest will be paid at the end of each Interest
               Period or quarterly, whichever is earlier, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory Regulation D reserve requirements (if any). LIBOR drawings shall require three business days' prior notice and shall be in minimum amounts of $1,000,000 and incremental multiples of
               $250,000.


Reference Lenders:
          A representative sample of mutually acceptable
          Lenders will be selected as Reference Lenders to establish LIBOR.

Interest Margins: The applicable interest margins shall be
                  as follows:

                 A.  With Single Term Loan Facility

                                     Base Rate   LIBOR
                                     Loans       Loans

                 Term Loan Facility   1.75%      3.00%

                 Revolving Credit
                 Facility             1.50%      2.75%

                 B.  With Two Tranche Term Loan Facility

                                     Base Rate   LIBOR
                                     Loans       Loans

                 Term Loan A         1.50%       2.75%

                 Term Loan B         2.00%       3.25%

                 Revolving Credit
                 Facility            1.50%       2.75%


Default Interest:  Interest on any amount payable under
                   the Senior Facilities which is not paid
                   when due will accrue at a rate which is
                   2% per annum in excess of the Base Rate
                   plus the applicable interest margin or,
                   if higher, 2% in excess of the interest
                   rate otherwise applicable to such
                   amount.

Letter of Credit
Fees:              2.50% per annum in the case of standby
                   letters of credit and 1.50% per annum
                   in the case of commercial letters of
                   credit, in each case for the account of
                   each Lender plus a 1/4% fronting fee
                   per annum for the account of Chase, in
                   each case, on the aggregate amount
                   available for drawing under all letters
                   of credit and calculated on the basis
                   of a 360 day year, plus customary
                   administrative fees.

Commitment Fees: Commitment fees to the date of the
                 execution of the Credit Agreement shall be payable in accordance with the Fee Letter.
                 Commitment fees of 1/2 of 1% per annum on the unused amounts of the commitments under the Senior Facilities shall be payable to the Agent, for the account of the Lenders, from and after the date of the execution of the Credit Agreement.
                 Accrued commitment fees will be payable
                 quarterly in arrears (calculated on a 360 day basis).

Mandatory
Prepayments:     An amount equal to (i) 100% of the net
                 after-tax proceeds received from the sale or disposition of all or any part of the assets of the Borrower or any of its subsidiaries (other than in the ordinary course of business or for a consideration not to exceed an amount to be agreed upon in any fiscal year of the Borrower, and in the aggregate, an amount to be agreed upon), (ii) 100% of the net proceeds
                 received from the issuance of debt or
                 equity by the Borrower or any of its
                 subsidiaries after the Closing Date, (iii)
                 100% of all insurance recoveries (other
                 than key-man life insurance recoveries
                 used to locate and compensate a
                 replacement executive) not promptly
                 applied toward repair or replacement of
                 the damaged property, (iv) 100% of the net proceeds received from the reversion of pension plans, and (v) for each fiscal year of the Borrower commencing with the Closing Date, 75% of Excess Cash Flow (to be defined in a manner satisfactory to the Agent and the Borrower) of the Borrower and its subsidiaries, computed on the basis of its audited annual financial statements, shall be applied to repay without penalty or premium (except for LIBOR breakage costs, if any): first, outstanding loans under the Term Loan
                 Facility pro rata among the remaining
                 scheduled amortization installments
                 thereof (and, if a two tranche Term Loan
                 Facility structure is used, pro rata to
                 Term Loan A and Term Loan B), and, second, outstanding loans or to provide cash collateral for letter of credit exposure
                 (to reduce permanently commitments) under the Revolving Credit Facility.
                 Notwithstanding the foregoing, (i) if a
                 portion of the net after-tax proceeds of any asset sale are attributable to a sale of inventory and/or receivables, an amount of such proceeds equal to the value of such inventory and/or receivables reflected in the Borrowing Base immediately prior to such asset sale may, at the Borrower's option, be applied as a mandatory prepayment of Revolving Loans
                 (with no corresponding reduction to the
                 commitments under the Revolving Credit
                 Facility) rather than as specified above and (ii) on and after the first date on which the ratio of (x) total funded debt of the Borrower and its subsidiaries to
                 (y) EBITDA of the Borrower and its
                 subsidiaries for the then most recently
                 ended period of four consecutive fiscal
                 quarters is less than 2.75 to 1 (in the
                 case of both of clauses (x) and (y),
                 calculated on a pro forma basis as if all assets theretofore sold, and all debt repaid as a result of such asset sales, had been sold and repaid prior to the beginning of such four consecutive fiscal quarter period), then, with respect to any asset sale yielding net after-tax proceeds of $1,000,000 or more, the net after-tax proceeds of such asset sale otherwise applicable as set forth above shall be applied as follows: (1) 25% of such net after-tax proceeds shall be applied as set forth above and (2) 75% of such net after-tax proceeds shall be applied as a prepayment of the Revolving Loans (with no corresponding reduction to the commitments under the Revolving Credit Facility but with a corresponding block on availability under the Revolving Credit Facility until such time as such amount is used to consummate an acquisition), provided that
                 (A) if immediately prior to any such asset sale the lesser of (I) the total commitment under the Revolving Credit
                 Facility and (II) the Borrowing Base,
                 minus the sum of (X) outstanding Revolving
                 Loans, (Y) outstanding letters of credit and (Z) the blocked portion of the Revolving Credit Facility, if any, is less than $5,000,000 (or such lesser amount as the Borrower and Requisite Lenders shall mutually agree), then 100% of such net after-tax proceeds shall be applied as set forth in the first sentence above and (B) if the net after-tax proceeds otherwise applicable pursuant to clause (2) above exceed the Revolving Loans outstanding at such time, then the excess shall be applied as set forth in the first sentence above. Finally, mandatory prepayments of
                 Revolving Loans shall also be required to maintain compliance with the Borrowing
                 Base.

Voluntary
Prepayments:     Permitted in whole or in part, with prior
                 notice but without premium or penalty,
                 subject to limitations as to minimum
                 amounts of prepayments.  Partial
                 prepayments of loans under the Term Loan facility shall be applied to reduce future amortization payments on a pro-rata basis.


Security:        The Senior Facilities and any interest
                 rate protection required below provided by a Lender will be secured by (i) perfected first priority pledges of the stock of Borrower and all of the direct and indirect subsidiaries of the Borrower and
                 (ii) security interests in and liens upon (except as otherwise agreed by the Agent) substantially all other assets now or hereafter owned by the Borrower or such subsidiaries, including, but not limited to, all accounts receivable, inventory, general intangibles and real property of the Borrower, and such subsidiaries.

Guarantees:      The Senior Facilities and any interest
                 rate protection required below provided by a Lender will be guaranteed, on a joint and several basis, by KTM and all of the direct and indirect subsidiaries of
                 Borrower.  Such guarantees will provide
                 for a complete waiver by the guarantors
                 thereunder of any rights to subrogation, reimbursement or indemnification, and
                 (except as otherwise agreed by the Agent) will be secured by substantially all assets owned by such guarantors.

Documentation:   The Senior Facilities will be subject to
                 the negotiation, execution and delivery of a definitive credit agreement (including schedules, exhibits and ancillary documentation) and related security agreements, guarantees and other supporting documentation satisfactory to the Lenders and the Borrower. Such credit agreement will contain representations and warranties, funding and yield protection provisions (including, without limitation, a requirement for compensation for the cost of compliance by the Lenders with capital adequacy and similar requirements), conditions precedent, covenants, events of default and other provisions determined by the Lenders to be appropriate and customary for transactions of this type, including (without limitation) the following:

A. Conditions
   Precedent:    Conditions precedent to the initial
                 borrowings under the Senior Facilities
                 will include (without limitation):

                 (i)   The Lenders review of and
                       satisfaction with (a) the final
                       terms and conditions of, and the
                       documentation relating to, the
                       Acquisition and the other
                       transactions contemplated hereby,
                       (b) the ownership, capital,
                       corporate, organizational and legal
                       structure of the Borrower, its
                       parent and its subsidiaries, and
                       any options, warrants or other
                       securities issued in connection
                       with the Acquisition, (c) the
                       Borrower's tax assumptions relating
                       to the Acquisition, and (d) the
                       Borrower's material contracts.

                 (ii)  The Lenders' receipt of and review
                       of and satisfaction with any
                       requested projected, historical
                       and/or pro forma financial
                       statements reflecting the
                       forecasted or historical financial
                       condition, income and expenses of
                       Borrower and its subsidiaries,
                       before or after giving effect to
                       the Acquisition, the borrowings
                       under the Senior Facilities, and
                       the other transactions contemplated
                       hereby; and there shall have
                       occurred no material adverse change
                       in the condition (financial or
                       otherwise), business, operations,
                       results of operations, assets,
                       nature of assets or liabilities of
                       the Borrower and its subsidiaries.

             (iii)     Prior to the initial borrowing
                       under the Senior Facilities, the
                       Borrower shall have received
                       contributions of at least
                       $15,000,000 consisting of (w)
                       Ketema common stock (valued on the
                       basis of the price per share of
                       Ketema common stock paid in the
                       Acquisition), (x) Ketema
                       convertible debentures (valued at
                       their redemption price, 103% of
                       face), (y) Ketema convertible
                       preferred stock (valued as set
                       forth in clause (x) above as if the
                       conversion of debentures into
                       preferred stock had not occurred)
                       and/or (z) cash, in each case on
                       terms and conditions satisfactory
                       to the Agent.

                 (iv)  The Agent's satisfaction that the
                       aggregate amount of the funds
                       available to the Borrower in the
                       form of equity contributions and
                       the Senior Facilities shall be
                       sufficient to consummate the
                       Acquisition, pay all fees,
                       commissions and expenses payable in
                       connection with the Acquisition and
                       the other transactions contemplated
                       hereby, which fees, commissions and
                       expenses shall not exceed
                       $4,000,000 without the Agent's
                       consent.

                 (v)   Immediately after the Closing Date
                       the sum of the amount of cash held
                       by the Borrower and the amount the
                       Borrower is permitted to borrow
                       under the Revolving Credit
                       Facility, subject to the Borrowing
                       Base, shall equal or exceed
                       $5,000,000.

                 (vi)  All conditions to the Borrower's
                       obligations under the Merger
                       Agreement shall have been met or
                       waived with the concurrence of the
                       Agent.

             (vii)     The Agent's review of and
                       satisfaction with, at the option of
                       the Agent either a certificate of
                       an appropriate officer of the
                       Borrower or an opinion of an
                       independent appraiser, in either
                       case supporting the conclusions
                       that, after giving effect to the
                       Acquisition, the borrowings under
                       the Senior Facilities and the other
                       transactions contemplated hereby,
                       none of the entities liable to the
                       Lenders is insolvent or will be
                       rendered insolvent thereby, will be
                       left with unreasonably small
                       capital with which to engage in its
                       business or will have incurred
                       debts beyond its ability to pay
                       such debts as they mature, in each
                       case by a margin satisfactory to
                       the Agent.

             (viii)    The Agent's satisfaction that (1)
                       the borrowings under the Senior
                       Facilities and other funding for
                       the Acquisition shall be in full
                       compliance with all legal
                       requirements, including (without
                       limitation) Regulations G, T, U and
                       X of the Board of Governors of the
                       Federal Reserve System and (2) all
                       necessary governmental and third
                       party approvals in connection with
                       such borrowings and the Acquisition
                       shall have been obtained and remain
                       in effect.

                 (ix)  Evidence satisfactory to the Agent
                       of compliance with all applicable
                       U.S. federal, state and local laws
                       and regulations, including all
                       applicable environmental laws and
                       regulations.

                 (x)   The Lender's review of and
                       satisfaction with an environmental
                       risk assessment (including the
                       potential levels of environmental
                       liability set forth therein) from
                       Clayton Environmental with respect
                       to Borrower and its subsidiaries.

                 (xi)  The Agent's review of and
                       satisfaction with favorable written
                       opinions of counsel as to the
                       Acquisition, the definitive
                       documentation related to the Senior
                       Facilities, and the other
                       transactions contemplated hereby.

             (xii)     No litigation by any entity
                       (private or governmental) shall be
                       pending or threatened (i) with
                       respect to the Senior Facilities or
                       any other documentation executed in
                       connection herewith or therewith or
                       the transactions contemplated
                       hereby (including, without
                       limitation, the Acquisition) or
                       (ii) which the Agent shall
                       reasonably determine could have a
                       materially adverse effect on the
                       business, property, assets, natures
                       of assets, liabilities, condition
                       (financial or otherwise),
                       operations or results of operations
                       of the Borrower after giving effect
                       to the Acquisition.

             (xiii)    The Agent's review of and
                       satisfaction with the insurance
                       program of the Borrower and its
                       subsidiaries.

             (xiv)     The Agent, for the benefit of
                       Lenders, shall have a perfected
                       security interest in all assets as
                       required above under the heading
                       "Security".

                 (xv)  All costs, fees, expenses
                       (including, without limitation,
                       legal fees and expenses) and other
                       compensation payable to the Lenders
                       or the Agent shall have been paid
                       to the extent due.

              (xvi)    The Agent's reasonable satisfaction
                       with all material agreements
                       (including without limitation all
                       collective bargaining agreements)
                       covering, and all employee savings,
                       retirement and benefit plans
                       relating to the employees of the
                       Borrower and its subsidiaries.

             (xvii)    The Agent's review of and
                       satisfaction with an audit of the
                       accounts receivable and inventory
                       of the Borrower and its
                       subsidiaries to be conducted by a
                       person or persons, and in form and
                       substance, satisfactory to the
                       Agent.  The Agent shall have
                       received a Borrowing Base
                       Certificate prepared as of a recent
                       date prior to the Closing Date, in
                       form acceptable to the Agent.

             (xviii)   The Agent's satisfaction with
                       appraisal(s) of Borrower's and its
                       subsidiaries' real estate,
                       machinery and equipment.

             (xix)     The Agent's review of and
                       satisfaction with employment and
                       other arrangements between Borrower
                       and its subsidiaries and certain
                       key personnel.

                 (xx)  The per share purchase price of the
                       Acquisition shall in no case exceed
                       $13.125.

       The conditions to the funding of each subsequent extension of credit under the Senior Facilities shall include all conditions which, in the opinion of the Agent are appropriate and customary for this type of transaction, including, without limitation, the absence of a material adverse change of any type, the absence of a default or unmatured default and the continued accuracy of representations and warranties.


B. Covenants:    Will include (without limitation):

                 (i)   Financial and other information:
                       certified (by the Borrower's Chief
                       Financial Officer) monthly, and
                       audited annual financial
                       statements, monthly Borrowing Base
                       reports, and such other reports and
                       compliance certificates as the
                       Agent shall specify.

                 (ii)  Limitation on dispositions of
                       assets and changes of business.

                (iii)  Limitations on mergers and
                       acquisitions.

                 (iv)  Limitation on capital expenditures.

                 (v)   Limitations on dividends and other
                       restricted payments.

                 (vi)  Limitation on indebtedness
                       (including guarantees and other
                       contingent obligations).

                (vii)  Limitation on loans and
                       investments.

               (viii)  Negative pledge.

                 (ix)  Limitation on transactions with
                       affiliates.

                 (x)   Certain financial covenants
                       including, without limitation,
                       covenants with respect to working
                       capital, leverage, net worth,
                       interest coverage and fixed charge
                       coverage.

                 (xi)  An interest rate protection program
                       acceptable to the Agent shall be in
                       place not later than 30 days after
                       the Closing Date (currently
                       anticipated to cover $20,000,000 of
                       debt for a period of three years).

               (xii)   No modifications of Acquisition
                       agreements, charter documents of
                       the Borrower and its subsidiaries
                       and other material documents to be
                       mutually agreed upon (if any)
                       without the consent of the
                       Requisite Lenders.

               (xiii)  Maintenance of adequate insurance
                       coverage.

               (xiv)   Material compliance with all
                       applicable laws and regulations,
                       including, without limitation,
                       environmental matters, taxation and
                       ERISA.

                 (xv)  Consummation of the Merger
                       immediately following the initial
                       borrowing under the Senior
                       Facilities, and in any event on the
                       Closing Date.

C. Events of Default:  Will include (without limitation)
                       nonpayment, misrepresentation,
                       breach of covenant, cross-defaults,
                       bankruptcy, ERISA, judgements and
                       change of ownership or control.

Assignments and
Participation:   Each Lender may assign all or a portion
                 of its loans and commitments under the
                 Senior Facilities (which shall not have
                 to be pro rata among the Senior
                 Facilities), or sell participations
                 therein, to another person or persons
                 (with notice to the Agent and the
                 Borrower in the case of participations
                 and with the consent of the Agent and the Borrower in the case of assignments, such consent not to be unreasonably withheld) provided that (i) each such assignment shall be in a minimum amount equal to $5,000,000 and shall be subject to certain conditions and (ii) no purchaser of a participation shall have the right to exercise or cause the selling Lender to exercise voting rights in respect of the Senior Facilities (except as to certain basic issues).

Expenses and
Indemnification: As specified in the Commitment Letter
                 (with appropriate additions and other
                 modifications for inclusion in the
                 definitive financing agreements).

Requisite Lenders:     Lenders holding 66-2/3% of total
                       commitments or exposure under the
                       Senior Facilities.

Governing Law:   The law of the State of New York.  Each
                 party to the credit documentation will
                 waive the right to trial by jury.

Agent's
New York Counsel:      White & Case.

                                            Exhibit (3)

                       KTM Holdings Corp.
         c/o American Securities Capital Partners, L.P.
                      122 East 42nd Street
                    New York, New York 10168

                                               May 5, 1994


Mr. Hugh H. Williamson, III
Ketema, Inc.
Suite 600
One Cherry Center
501 South Cherry Street
Denver, Colorado 80222


Dear Hugh:

     Reference is made to the proposal made by KTM Holdings Corp. ("KTM") for the merger (the "Merger") of a subsidiary of KTM with and into Ketema, Inc. ("Ketema") as set forth in KTM's letter dated April 28, 1994 (the "Merger Proposal") to the Board of Directors of Ketema. KTM's Merger Proposal is subject to, among other things, KTM reaching satisfactory arrangements for your continued services as Chief Executive Officer of Ketema following the Merger. This letter sets forth such arrangements and certain compensation matters and the treatment of existing Ketema stock options and stock appreciation rights for you and other key executives of Ketema. All of the obligations of KTM contained in this letter are subject to the consummation of the Merger.

     A.   Options and Equity Interests in KTM.

          1. Outstanding Ketema stock options and stock appreciation rights held by employees other than the Chief Executive Officer will be vested and cashed out, as though the options and stock appreciation rights were exercised, based on the per share purchase price that will be paid to all other Ketema stockholders in connection with the Merger.

          2. Non-qualified options to purchase shares of KTM common stock will be granted to the Chief Financial Officer, Vice President-Human Resources and Controller, representing 1.8%, 1.2% and .9%, respectively, of the outstanding stock of KTM on a fully diluted basis. The term of each option will be ten years. Each option will become exercisable (i.e., vested) on the seventh anniversary of the date of grant; however, the options will have accelerated vesting provisions if certain pre-determined earnings and/or debt reduction goals are met. Annual and cumulative goals will be established. If the goals are met, up to 20% of the shares subject to the option will become vested on or after each of the first, second, third, fourth and fifth fiscal years following consummation of the Merger. In the event of an involuntary termination of employment other than for "cause" (as defined in the form of Non-Qualified Stock Option Agreement referred to below), the option shall vest and become exercisable as to the lesser of an additional 25% of the shares subject to the option or all of the then unvested portion of the option. Each option will expire on the earliest of the expira-tion of its term, one year after the optionee's death, disa-bility or retirement, or three months after the optionee's termination of employment for any other reason, except that in the event of an involuntary termination of employment for "cause," the option will terminate immediately. As a condition to exercising the option, the optionee will be required to execute a Stockholders' Agreement with KTM and other stock-holders (in the same form as the agreement referred to in paragraph 7 below). The Non-Qualified Stock Option Agreement which will be utilized will be substantially in the form attached hereto as Exhibit A, with such changes therein as are mutually agreed to by you and KTM.

          3. Subject to compliance with applicable securities laws (including state blue sky laws), officers (other than the Chief Executive Officer) and General Managers will be offered the opportunity to invest in KTM equity securities at the same per share purchase price as other KTM stockholders. A maximum of 5% of the outstanding shares, in the aggregate, may be purchased pursuant to this paragraph.

          4. KTM non-qualified stock options will be issued to you, as Chief Executive Officer, in substitution for your outstanding Ketema stock options and stock appreciation rights. Your options will cover the same unit of KTM equity securities as are issued to members of the American Securities Group as referred to and described in paragraph 5 below. The exercise price of the KTM options will be such that the aggregate spread between the value of the KTM equity securities covered by the options (based on the per share purchase price paid by the other KTM stockholders) and the aggregate exercise price of the options will equal the aggregate spread of your existing Ketema ISO's and non-qualified options and SAR's based on the cash per share price paid to the public stockholders of Ketema in the Merger. The KTM options will otherwise be on the same terms and conditions as the form of Non-Qualified Stock Option Agreement attached hereto as Exhibit A (modified to cover units of KTM equity securities as contemplated in paragraph 5 below), with such changes therein as are mutually agreed to by you and KTM.

          5. Your existing public convertible debentures (or Ketema common or convertible preferred shares issued upon conversion thereof) are to be contributed to the capital of KTM in exchange for shares of KTM equity securities on the same basis as the debentures (or Ketema common or convertible preferred shares issued upon conversion thereof) contributed by members of the American Securities Group referred to in the Merger Proposal (the "Schedule 13D Group"). Your private convertible debentures (or shares of Ketema common stock issued upon conversion thereof) also will be contributed for KTM equity securities on the same basis, but based on their lower conversion price. It is contemplated that KTM will issue a unit of Common Stock and Preferred Stock to you and the members of the American Securities Group in exchange for the Ketema securities so contributed to the capital of KTM with the Preferred Stock representing approximately two-thirds of the value of each unit.

          6. A restricted stock award for such units of KTM equity securities having a value of $600,000 will be granted to you, as Chief Executive Officer. The par value of the stock (i.e., $.01 per share) will have to be paid by you. Thirty percent of the shares will become vested on the first anniversary of the date of their issuance and an additional 10% of the shares will become vested on each annual anniversary date thereafter, with full vesting occurring on the anniversary date in 2002. In the event of any termination of employment (other than involuntary termination by the Company other than for "cause"), all restricted stock not previously vested will be forfeited and the amount paid by you will be returned. The Restricted Stock Agreement which will be utilized will be substantially in the form attached hereto as Exhibit B (modified to reflect the issuance of units of KTM equity securities as contemplated in paragraph 5 above), with such changes therein as are mutually agreed to by you and KTM. The grant of restricted stock will be in lieu of any supplemental retirement benefit.

          7. You and any purchasers of KTM equity securities pursuant to paragraph 3 above will enter into a Stockholders' Agreement with KTM, in a form to be mutually agreed upon by you and KTM and attached as Annex II to the Non-Qualified Stock Option Agreement attached as Exhibit A hereto, providing for customary restrictions on sales or transfers of shares, rights of first refusal on sales, piggy-back registration rights, and rights of KTM or other stockholders to purchase shares held by employees upon termination of employment.

     B.   Board of Directors

          1. The Board of Directors of KTM will consist of four members, one of which will be from management. It currently is anticipated that the Board will consist of Charles
Klein, Elizabeth Varet, Michael Fisch and you.

          2. Board meetings, involvement and levels of authority will remain unchanged from current practice. It is expected that one Board meeting each year will be held in Denver, one at a Ketema plant location, and all others in New York City.

          3. The annual directors' fees will be $20,000 for each member of the Board.

     C.   Fees

          1. American Securities Capital Partners, L.P. will receive an annual fee of $250,000 for investment banking and consulting services rendered to KTM.

          2.   Upon closing of the Merger, American Securities
Capital Partners, L.P. will receive a fee in an amount equal to approximately 1% of KTM's capitalization.

     D.   Remuneration

          1. Current salaries of management will remain in place and management will be eligible for annual merit increases commensurate with individual performance at the discretion of the Board.

          2. An appropriate cash incentive bonus plan for management will be adopted by the Board of Directors containing the existing incentive target percentages.

     You understand that upon execution and delivery of this letter, you may be deemed to have become a member of the
Schedule 13D Group and agree to join with the other members thereof in promptly filing an Amendment to the Group's
Schedule 13D to disclose the arrangements set forth in this letter, a copy of which will be filed as an exhibit thereto.

     Please confirm that the foregoing serves as a satisfactory basis for your participation in KTM and service as Chief
Executive Officer of Ketema, subject, of course, to consummation of the Merger.

                              Very truly yours,

                              KTM HOLDINGS CORP.


                              By:/s/ Michael G. Fisch


Confirmed this 5th day of
May, 1994


/s/ Hugh H. Williamson, III
Hugh H. Williamson, III



                                                       EXHIBIT A


              NON-QUALIFIED STOCK OPTION AGREEMENT


          AGREEMENT, dated as of ______________, 1994, between KTM HOLDINGS CORP., a Delaware corporation (the "Company"), and
______________ (the "Optionee").


                      W I T N E S S E T H:

          WHEREAS, the Company, acting through its Board of Directors (the "Board"), has granted to the Optionee, effective as of the date of this Agreement, an option to purchase shares of common stock, $.01 par value per share, of the Company (the "Common Stock"), on the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

          SECTION 3. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

               "Affiliate" of any Person means any other Person directly or indirectly controlled by, controlling, or under common control with such Person.

               "Annual Debt Reduction" means, as of the end of any fiscal year of the Company, the amount by which the Debt as of the end of the immediately preceding fiscal year has been reduced.

               "Board" means the Board of Directors of the Company.

               "Cause" means action by the Optionee that constitutes gross misconduct, dishonesty, gross mismanagement, a deliberate and premeditated act against the Company or its Affiliates or the commission of a felony.

               "Change of Control" means the event that is deemed to occur if (i) any Person (except the Company or any employee benefit plan of the Company or of any Affiliate), together with all Affiliates of such Person, shall become the beneficial owner in the aggregate of 30% or more of the Common Stock then outstanding or (ii) during any 24-month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof.

               "Cumulative Debt Reduction" means, with respect to any fiscal year of the Company set forth on Annex I to this Agreement, the aggregate amount of Annual Debt Reduction for all years during the period beginning on [_________________] and ending on the last day of such fiscal year.

               "Cumulative Debt Reduction Target" means, with respect to any fiscal year of the Company set forth on Annex I to this Agreement, the applicable amount set forth opposite such fiscal year on Annex I.

               "Cumulative EBITDA" means, with respect to any fiscal year of the Company set forth on Annex I to this Agreement, the actual aggregate amount of EBITDA of the Company and its consolidated subsidiaries for the period commencing on [_______________], and ending on the last day of such fiscal year (with such period being treated as one accounting period for such purposes).

               "Cumulative EBITDA Target" means, with respect to any fiscal year of the Company set forth on Annex I to this Agreement, the applicable amount set forth opposite such fiscal year on Annex I.

               "Debt" means, without duplication, the
     obligations of the Company and its consolidated subsidiaries in respect of [designation of debt to be added].

               "Debt Reduction Target" means, with respect to any fiscal year of the Company set forth on Annex I to this Agreement, the applicable amount set forth opposite such fiscal year on Annex I.

               "EBITDA" means the [earnings of the Company and its consolidated subsidiaries before (i) interest expense,
     (ii) provision for income taxes, (iii) depreciation and
     (iv) amortization].

               "EBITDA Target" means, with respect to any fiscal year of the Company set forth on Annex I to this Agreement, the applicable amount set forth opposite such fiscal year on Annex I.

               "Option" has the meaning ascribed to such term in
     Section 2 of this Agreement.

               "Option Shares" has the meaning ascribed to such term in Section 2 of this Agreement.

               "Person" means any individual, partnership, corporation, group, trust or other legal entity.

               "Shares" means, collectively, the shares of Common Stock subject to the Option, whether such shares are Option Shares or Vested Shares.

               "Vested Shares" means the Option Shares with respect to which the Option is exercisable at any particular time.

          SECTION 4. Option; Option Price. On the terms and subject to the conditions of this Agreement, the Optionee shall have the option (the "Option") to purchase up to ___ shares (the "Option Shares") of Common Stock at the price of $______ per Option Share (the "Option Price").

          SECTION 5.  Term.  The term of the Option (the "Option
Term") shall commence on the date hereof and expire on the tenth anniversary of the date hereof, unless the Option shall theretofore have been terminated in accordance with the terms of the Plan or this Agreement.

          SECTION 6.  Time of Exercise.

               (a) Unless accelerated as otherwise provided in Sections 4(b), 4(d) or 4(e) of this Agreement, the Option shall become exercisable as to 100% of the Option Shares on the seventh anniversary of the date hereof.

               (b) (i) On each of the first, second, third, fourth and fifth anniversaries of the date hereof (each, an "Accelerated Vesting Date"), if the Company's Annual Debt Reduction at the end of the fiscal year immediately prior to such Accelerated Vesting Date is equal to or exceeds the Debt Reduction Target for such prior fiscal year, then the Option shall immediately become exercisable as to 10% of the Option Shares.

                      (ii)  On each Accelerated Vesting Date, if
the Company's EBITDA for the fiscal year immediately prior to such Accelerated Vesting Date is equal to or exceeds the EBITDA Target for such prior fiscal year, then the Option shall immediately become exercisable as to 10% of the Option Shares.

                      (iii)  Notwithstanding any failure by the
Company to meet the Debt Reduction Target for any fiscal year, the portion of the Option which would have become exercisable pursuant to subsection (i) above on the applicable Accelerated Vesting Date shall become exercisable on a subsequent Accelerated Vesting Date if, with respect to such subsequent Accelerated Vesting Date, the Company's Cumulative Debt Reduction at the end of the fiscal year immediately prior to such Accelerated Vesting Date is equal to or greater than the Cumulative Debt Reduction Target for such fiscal year.

                       (iv)  Notwithstanding any failure by the
Company to meet the EBITDA Target for any fiscal year, the portion of the Option which would have become exercisable pursuant to subsection (ii) above on the applicable Accelerated Vesting Date shall become exercisable on a subsequent Accelerated Vesting Date if, with respect to such subsequent Accelerated Vesting Date, the Company's Cumulative EBITDA for the fiscal year immediately prior to such Accelerated Vesting Date is equal to or greater than the Cumulative EBITDA Target for such fiscal year.

               (c) In the event the Company makes any capital expenditures not contemplated by the projections upon which the Annual Debt Reduction, Cumulative Debt Reduction Targets, EBITDA and Cumulative EBITDA Targets are based, or consummates any mergers or acquisitions or divestitures (whether of assets or stock or other interests) or other extraordinary transactions, the Board will determine in good faith appropriate adjustments to the Annual Debt Reduction, Cumulative Debt Reduction Targets, EBITDA and Cumulative EBITDA Targets, which adjustments shall be final and binding.

               (d)  Notwithstanding the other provisions of this
Section 4, the Option shall become exercisable as to 100% of the Option Shares in the event of a Change of Control.

               (e)  Notwithstanding the other provisions of this
Section 4, in the event of the Optionee's involuntary termination of employment with the Company and all of its Affiliates for any reason other than Cause, the Option shall become exercisable as to the lesser of an additional 25% of the Option Shares or all of the then unvested Option Shares.

               (f) Except as otherwise provided in Section 6, the Option shall remain exercisable as to all such Vested Shares until the expiration of the Option Term.

          SECTION 7.  Procedure for Exercise.

               (a) The Option may be exercised with respect to Vested Shares, from time to time, in whole or in part (but for the purchase of whole shares only), by delivery of a written notice (the "Exercise Notice") from the Optionee to the Company, which Exercise Notice shall:

                    (i)  state that the Optionee elects to
          exercise the Option;

                   (ii)  state the number of Vested Shares with
          respect to which the Optionee is exercising the Option;

                  (iii)  include any representations of the
          Optionee required under Section 8 hereof;

                   (iv)  in the event that the Option shall be
          exercised by the representative of the Optionee's estate pursuant to Section 6, include appropriate proof of the right of such Person to exercise the Option;

                    (v)  state the date upon which the Optionee
          desires to consummate the purchase of such Vested
          Shares (which date must be prior to the termination of the Option); and

                   (vi)  comply with such further provisions as
          the Company may reasonably require.

               (b)  Payment of the Option Price for the Vested
Shares to be purchased on the exercise of the Option shall be made by certified or bank cashier's check payable to the order of the Company.

               (c) As a condition to the exercise of the Option and prior to the issuance of any Vested Shares, the Optionee (or the representative of his estate) shall be required to execute a Stockholders' Agreement (the "Stockholders' Agreement") among the Company, the Optionee (or representative) and the other stockholders of the Company, in the form attached hereto as Annex II.

               (d) The Company shall be entitled to require as a condition of delivery of the Vested Shares that the Optionee agree to remit when due an amount in cash sufficient to satisfy all current or estimated future federal, state and local withholding and employment taxes relating thereto.

          SECTION 8. Termination of Employment. All or any part of the Option, to the extent unexercised, shall terminate immediately upon the Optionee's termination of employment with the Company or any of its Affiliates, except that the Optionee shall have until the end of the third month following the date of such termination of employment to exercise any portion of the Option that he could have exercised on the date of such termination of employment; provided, however, that such exercise must be accomplished prior to the expiration of the Option Term. Notwithstanding the foregoing, if the Optionee's termination of employment is due to his early or normal retirement under the Employees' Retirement Plan of Ketema, Inc. or total and permanent disability (as determined by the Board) or death, the Optionee, or the representative of the estate of the Optionee, as the case may be, may exercise any portion of the Option which the Optionee could have exercised on the date of such termination of employment for a period of one year thereafter; provided, however, that such exercise must be accomplished prior to the expiration of the Option Term. Notwithstanding the foregoing, in the event of a termination of the Optionee's employment with the Company or any of its Affiliates for Cause, the unexercised portion of the Option shall terminate immediately and the Optionee shall have no right thereafter to exercise any part of the Option.

          SECTION 9. No Rights as a Stockholder. The Optionee shall not have any rights or privileges of a stockholder with respect to any Shares until the date of acceptance by the Company of payment for such Shares pursuant to the exercise of the Option.

          SECTION 10. Additional Provisions Related to Exercise. In the event of the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended, relating to the Shares, the Optionee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant, to the Company that the Optioned Shares are being acquired for investment only and not with a view to the distribution thereof, and the Optionee shall provide the Company with such further representations and warranties as the Committee may reasonably require in order to ensure compliance with applicable federal and state securities, "blue sky" and other laws. No Shares shall be purchased upon the exercise of the Option unless and until the Company and/or the Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

          SECTION 11.  Restriction on Transfer.

               (a) The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in
Section 6, by the representative of his estate to the full extent to which the Option was exercisable by the Optionee at the time of his death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

               (b)  Any shares issued to the Optionee upon
exercise of the Option shall be subject to the restrictions contained in the Stockholders' Agreement and shall be deemed Stock (as defined in the Stockholders' Agreement) for all purposes thereunder.

          SECTION 12.  Restrictive Legend.  All stock
certificates representing shares issued upon exercise of the Option shall, unless otherwise determined by the Board, have affixed thereto a legend substantially in the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
     BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED (THE "ACT").  THE SHARES HAVE BEEN ACQUIRED
     FOR INVESTMENT ONLY AND MAY NOT BE PLEDGED,
     HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN
     EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER
     THE ACT OR AN OPINION OF COUNSEL TO THE ISSUER THAT
     SUCH REGISTRATION IS NOT REQUIRED.  IN ADDITION, THE
     TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE
     IS RESTRICTED PURSUANT TO THE TERMS OF A STOCKHOLDERS'
     AGREEMENT AMONG THE ISSUER, THE ORIGINAL HOLDER OF
     SUCH SHARES AND THE OTHER PARTIES NAMED THEREIN.
     COPIES OF THE STOCKHOLDERS' AGREEMENT MAY BE OBTAINED
     WITHOUT CHARGE FROM THE SECRETARY OF THE ISSUER."

          SECTION 13. Optionee's Employment. Nothing in the Option shall confer upon the Optionee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Optionee's employment or to increase or decrease the Optionee's compensation at any time.

          SECTION 14.  Adjustment.

               (a) Subject to Section 9(b), if the Common Stock is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Board shall make such adjustments in the number and class of shares of stock subject to the Option, and such adjustments to the Option Price, as shall be equitable and appropriate in order to make the Option as nearly as may be practicable equivalent to the Option immediately prior to such change.

               (b)  The following rules shall apply in
connection with the dissolution or liquidation of the Company, a reorganization, merger or consolidation in which the Company is not the surviving corporation, or a sale of all or substantially all of the assets of the Company to another person or entity (a "Corporate Transaction"):

                    (i)  the Optionee shall be given (A) written
notice of such Corporate Transaction at least 20 days prior to its proposed effective date (as specified in such notice) and
(B) an opportunity, during the period commencing with delivery of such notice and ending 10 days prior to such proposed effective date, to exercise the Option to the full extent to which the Option would have been exercisable by the Optionee at the expiration of such 20-day period; provided, however, that upon the occurrence of a Corporate Transaction, the Option, to the extent not so exercised, shall automatically terminate; and

                   (ii)  notwithstanding anything contained in
Section 9(b)(i), Section 9(b)(i) shall not be applicable if provision shall be made in connection with such Corporate Transaction for the assumption of the Option by, or the substitution for the Option of new options covering the stock of, the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number, kind and option price of shares subject to the Option.

               (c)  The following rules shall apply in
connection with Section 9(a) and (b) above:

                    (i)  no fractional shares shall be issued as
a result of any such adjustment, and any fractional shares resulting from the computations pursuant to Section 9(a) or (b) shall be eliminated without consideration from the Option;

                   (ii)  no adjustment shall be made for cash
dividends or the issuance to stockholders of rights to subscribe for additional shares of Common Stock or other securities; and

                  (iii)  any adjustments referred to in Section
9(a) or (b) shall be made by the Board in its sole discretion and shall be conclusive and binding on the Optionee.

          SECTION 15. Notices. All notices, claims, certifi-cates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier by telecopy or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

          (a)  if to the Company, to it at:

               KTM Holdings Corp.
               c/o American Securities Capital Partners, L.P.
               Room 2400
               122 E. 42nd Street
               New York, New York 10168
               Telecopy: (212) 697-5524
               Attention:  Michael G. Fisch

               with a copy to:

               Stroock & Stroock & Lavan
               7 Hanover Square
               New York, New York 10004
               Telecopy: (212) 806-6006
               Attention:  David L. Finkelman, Esq.

          (b)  if to the Optionee, to him at:




or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business after the date sent), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

          SECTION 16.  Waiver of Breach.  The waiver by either
party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

          SECTION 17. Optionee's Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement.

          SECTION 18.  Amendment.  This Agreement may not be
amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties.

          SECTION 19. Governing Law. Except to the extent required by Delaware corporate law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to principles of conflicts of laws).

          SECTION 20.  Counterparts.  This Agreement may be
executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

          SECTION 21. Entire Agreement. This Agreement (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

          SECTION 22. Severability. In the event any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement as of the date first written above.



                         KTM HOLDINGS CORP.


                         By:__________________________
                                   Name:
                                   Title:


                         _____________________________
                                   [Optionee]

                                  ANNEX I

                            Performance Targets

 For Fiscal                                  Cumulative
year ending                                     Debt                        Cumulative
[February 28           Debt Reduction         Reduction         EBITDA        EBITDA
   or 29]:                 Target              Target           Target        Target
1995                   $                      N/A               $             N/A
1996                   $                      $                 $             $
1997                   $                      $                 $             $
1998                   $                      $                 $             $
1999                   $                      $                 $             $


                                 ANNEX II

                    [FORM OF STOCKHOLDERS' AGREEMENT --
                               TO BE ADDED]

                                                        EXHIBIT B


                    RESTRICTED STOCK AGREEMENT


          AGREEMENT, dated as of ________, 1994, by and between
KTM HOLDINGS
CORP., a Delaware corporation (the "Company"), and HUGH H.
WILLIAMSON, III
(the "Recipient").
                       W I T N E S S E T H:
          WHEREAS, the Company, acting through its Board of
Directors (the
"Board") has awarded to the Recipient a restricted stock award with respect to
a certain number of shares of the Company's common stock, $.01 par value per
share ("Shares"), subject to certain terms, conditions and
restrictions; and
          WHEREAS, it is intended that this Agreement shall set forth the terms, conditions and restrictions imposed with respect to said restricted stock award;
          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as
follows:
          FIRST:    The Company has awarded to the Recipient as
of the date written above a restricted stock award with respect to ____ Shares
[$600,000 of value at the Amseco Group's per share purchase
price] (the
"Restricted Stock Award"), subject to the terms, conditions and restrictions set forth in this Agreement.
          SECOND:   The Restricted Stock Award entitles the
Recipient to purchase the Shares subject thereto for a purchase price of $.01 per Share, payable in cash, or by check to the order of the Company, delivered to the office of the Treasurer of the Company no later than 30 days after the date of execution hereof. The Company shall have the right to condition the issuance of a stock certificate or certificates representing the Shares subject to the
Restricted Stock Award upon the receipt by the Company of said purchase price as described in this Paragraph SECOND.
          THIRD:    The Recipient hereby represents and warrants
to the Company that the Shares subject to the Restricted Stock
Award are being
acquired for investment only and not with a view to the
distribution thereof,
and the Recipient shall provide the Company with such further representations
and warranties as the Board may reasonably require in order to ensure compliance with applicable federal and state securities, "blue sky" and other laws. No Shares shall be purchased pursuant to this Agreement unless and until the Company and/or the Recipient shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.
          FOURTH:   Shares subject to the Restricted Stock Award
shall be forfeitable unless and until the Recipient continues in employment with the
Company for the periods hereinafter specified. Such Shares shall become nonforfeitable after the end of each successive 12-month period of employment following the date of this Agreement, as determined in accordance with the schedule set forth below:

               Annual                Cumulative Percentage
           Anniversary of               of Shares which
       Date of this Agreement            become Vested

                1                            30%
                2                            40%
                3                            50%
                4                            60%
                5                            70%
                6                            80%
                7                            90%
                8                           100%


Restrictions shall be imposed on any transfer of the Shares subject to the Restricted Stock Award until such time as the Shares shall become nonforfeitable in accordance with this Paragraph FOURTH. Prior to the date on which the Shares subject to the Restricted Stock Award become nonforfeitable, the Recipient shall have all other rights and privileges of a beneficial and record owner with respect thereto, including, without limitation, voting rights and the right to receive dividends, distributions and adjustments with
respect thereto; provided, however, that such dividends,
distributions and
adjustments shall be retained by the Company for the Recipient's account and for delivery to the Recipient, together with the stock certificate or certificates representing such Shares, as and when such Shares become nonforfeitable. If the Recipient's employment with the Company terminates for any reason prior to the date on which the Shares become
nonforfeitable, any
Shares (and any dividends, distributions and adjustments) which were not theretofore vested shall be forfeited and the purchase price paid therefor shall be returned to the Recipient.
          FIFTH:    If, with respect to the Restricted Stock
Award, the Company shall be required to withhold amounts under applicable federal, state or local tax laws, rules or regulations, the Company shall be entitled, at its
option, to (i) deduct and withhold such amounts from any cash payment to be made by the Company to the Recipient or to such other person with respect to whom such withholding may arise; (ii) require the Recipient (or such other person) to make payment to the Company in such amount as is required to be withheld; or (iii) retain and withhold such number of Shares subject to the Restricted Stock Award as shall have a fair market value, valued on the date on which such withholding requirement arises, equal to such amount as is required to be withheld. For purposes of this Paragraph FIFTH, the fair market value of the Shares shall be established pursuant to procedures determined by the Board; provided, however, that if any dispute arises between the Board and the Recipient with respect to the determination of such fair market value, such dispute shall be settled by means of binding arbitration under the rules and procedures of the American Arbitration
Association.
          SIXTH:    As of the first date on which any Shares
subject to the Restricted Stock Award become nonforfeitable, the Recipient shall execute a Stockholders' Agreement (the "Stockholders' Agreement") among the Recipient, the Company and the other stockholders of the Company, in the form attached hereto as Annex I. The Shares subject to the Restricted Stock Award which become nonforfeitable as of such date and any Shares subject to the Restricted
Stock Award which subsequently become nonforfeitable shall be deemed Stock, as defined in the Stockholders' Agreement, for all purposes thereunder, as of the respective dates on which such Shares become nonforfeitable.
          SEVENTH: Each certificate representing Shares issued pursuant to this Agreement shall bear a legend making appropriate references to the restrictions imposed by this Agreement. At such time as Shares become nonforfeitable pursuant to this Agreement, a new certificate representing such
Shares shall be issued (in substitution for the prior certificate) which shall bear a legend making appropriate references to any restrictions, including those imposed by the Stockholders' Agreement.
          EIGHTH: Any notices or other communications given in connection with this Agreement shall be mailed, and shall be sent by registered or certified mail, return receipt requested, to the indicated address as follows:

          If to the Company:

               KTM Holdings Corp.
               c/o American Securities Capital Partners, L.P.
               Room 2400
               122 E. 42nd Street
               New York, New York 10168
               Attention:  Michael G. Fisch


          If to the Recipient:




or to such changed address as to which either party has given notice to the
other party in accordance with this Paragraph EIGHTH. All notices shall be deemed given when so mailed, except that a notice of a change of address shall be deemed given when received.
          NINTH:    This Agreement and the Stockholders'
Agreement constitute the whole agreement between the parties hereto with respect to the Restricted Stock Award.
          TENTH:    This Agreement shall not be construed as
creating any contract of employment between the Company and the Recipient, and the Company shall have the same control over the Recipient as if this Agreement had never been executed.
          ELEVENTH: This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and shall inure to the benefit of, and be binding on, the Recipient and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Recipient.
          TWELFTH: This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties.
          THIRTEENTH: Except as required by Delaware corporate law, this Agreement shall be subject to, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                  KTM HOLDINGS CORP.


                                  By:_______________________


                                  Hugh H. Williamson, III

                              ANNEX I

                [FORM OF STOCKHOLDERS' AGREEMENT -

                           TO BE ADDED]